Exhibit 99.1

Lincoln Educational Services Corporation Reports
Strong Fourth Quarter and 2007 Year End Results

West Orange, New Jersey, March 6, 2008 – Lincoln Educational Services Corporation (Nasdaq: LINC) (“Lincoln”) today reported fourth quarter and 2007 year end results.

Highlights:

•	Diluted EPS from continuing operations of $0.37 for the fourth quarter of 2007 versus consensus estimates of $0.34.

•	Revenue growth of 8.2% to $90.3 million for the fourth quarter of 2007 from $83.5 million for the fourth quarter of 2006.

•	Student starts increased by 7.7% over the fourth quarter of 2006. Student population at December 31, 2007 increased 8.5% to 18,013 from 16,598 at December 31, 2006.

•	2008 Guidance –

➢	Revenue of $355 million to $365 million, up 8% to 11% over 2007.

➢	Diluted EPS of $0.62 to $0.66, representing growth of 17% to 25% over 2007.

➢	Guidance based on increase in expected student starts of 6% to 7% over 2007.

➢
For the first quarter of 2008, we expect revenue of $81.5 million to $82.5 million, representing an increase of approximately 7.5% over the first quarter of 2007, diluted loss per share of ($0.02) to $0.0 and an increase in student starts of 6% to 7% over the first quarter of 2007.

With respect to student lending issues, as we have previously stated, we expect these issues to have a limited impact on the results of our operations, which is incorporated in our guidance.

Comment and Outlook

“We are pleased with our fourth quarter results as the positive momentum we experienced in the third quarter of 2007 continued into the fourth quarter,” said David Carney, Lincoln’s Chairman & CEO.  “The additional investments in our marketing initiatives helped sustain this momentum, which enabled us to finish the quarter with student starts up 7.7% over the fourth quarter of 2006.   More importantly, as we enter 2008 we will benefit from an 8.5% increase in our population versus the prior year.

“During the second half of 2005, our entire industry experienced a significant slow down in student starts.   This challenging operating environment forced us to revisit all aspects of our business and take significant steps, including:

Continued .. . .

•	Realigning our business and creating separate managerial oversight for the Lincoln Technical Group and the Lincoln Educational Group.

•	Re-branding our schools, with 80% of our campuses now operating under the “Lincoln Brand”.

•	Introducing new marketing initiatives, including a state of the art website.

•	Restructuring our sales force.

•	Implementing a uniform student management system across all of our campuses.

•	Closing three underperforming schools.

“This new focus enabled us to achieve growth in spite of a difficult operating environment.  Our strong carry-in population places us in a very good position for 2008.  In 2008, we expect to achieve record revenue levels of $355 million to $365 million and diluted EPS of $0.62 to $0.66 based on continued strong growth in student starts of 6% to 7%.    For the first quarter we expect revenues of $81.5 million to $82.5 million and diluted loss per share of ($0.02) to $0.0 on growth in starts of 6% to 7%.  We expect to maintain the momentum we have experienced in the last six months and continue driving growth in student starts.”

Mr. Carney concluded, “We have built a very strong foundation for our company.  We have a talented and energized management team, a strong regulatory record, uniform student management systems throughout our schools, and a well positioned diversified portfolio of assets.  Given our strong foundation, and in light of the current environment we operate in, we will also focus on acquisitions that increase shareholder value.”

Discontinued Operations

As previously reported, on July 31, 2007 our Board of Directors approved a plan to cease operations at three of our campuses.  As a result of that decision, we recognized a non-cash impairment charge related to goodwill at these three campuses of approximately $2.1 million as of June 30, 2007.  Additionally, we determined that certain long-lived assets would not be recoverable at June 30, 2007 and recorded a non-cash charge of $0.9 million to reduce the carrying value of these assets to their estimated fair value.

 As of September 30, 2007 all operations had ceased at these campuses, and accordingly, the results of operations of these campuses have been reflected in the accompanying statements of operations as “Discontinued Operations” for all periods presented.

The following amounts relate to discontinued operations (in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenue	$-	$2,665	$4,230	$10,876
Operating expenses	-	(3,020)	(13,760)	(13,493)
	-	(355)	(9,530)	(2,617)
Benefit for income taxes	-	(148)	(4,043)	(1,085)

Loss from discontinued operations	$-	$(207)	$(5,487)	$(1,532)

Fiscal 2007 Operating Performance

Revenues increased by $17.1 million, or 5.5%, to $327.8 million for 2007 from $310.6 million for 2006. Approximately $7.4 million of this increase was a result of our acquisition of New England Institute of Technology at Palm Beach, Inc. (“FLA”), on May 22, 2006. The remainder of the increase was due to tuition increases.   For the year ended December 31, 2007, our average undergraduate full-time student enrollment increased 1.7% to 17,687 compared to 17,397 for the year ended December 31, 2006. Excluding our acquisition of FLA, our average undergraduate student enrollment decreased by 0.4% to 16,682 from 16,757 in 2006.

Our operating income for the year ended December 31, 2007 was $25.9 million, which represented a 15.4% decrease compared to the year ended December 31, 2006.  The reduction in operating income was due primarily to lower average enrollment between years.  The loss of revenue from these students coupled with high fixed costs of operating our business led to lower margins.

Our educational services and facilities expenses increased by $10.2 million, or 7.9%, to $139.5 million for 2007 from $129.3 million for 2006. Our acquisition of FLA accounted for $3.0 million or 29.4% of this increase. Excluding FLA, instructional expenses and books and tools expense increased by $1.1 million or 1.7% and $1.8 million or 11.9%, respectively, over the prior year primarily due to increased compensation and benefits expenses and due to higher volumes of sales for books and tools. The remainder of the increase in educational services and facilities expenses was primarily due to facilities expenses which increased $4.3 million over the prior year. Of this amount, approximately $3.7 million represents increases in facility costs and $0.6 million represents additional depreciation expense during the year over prior year.  The increase in facility costs is primarily due to a $1.0 million increase in rent expense in 2007 due to our expanded campus facilities at our Rhode Island, Southwestern and Indianapolis campuses.  We also experienced increased costs for insurance and real estate taxes, which increased approximately $0.5 million from the prior year, utilities which increased approximately $0.5 million over the prior year and from repairs and maintenance expenses, which increased approximately $1.4 million over the prior year.   Approximately $0.8 million of the increase in repairs and maintenance was due to higher than normal repairs and maintenance expenses at one of our schools.  Educational services and facilities expenses as a percentage of revenues increased to 42.6% for 2007 from 41.6% for 2006.

Our selling, general and administrative expenses for the year ended December 31, 2007 were $162.4 million, an increase of $11.3 million, or 7.5%, from $151.1 million for 2006. Approximately $4.1 million of this increase was attributed to our acquisition of FLA.  The remainder of the increase was primarily due to: (a) a $1.0 million or 3.3% increase in sales expense resulting mainly from yearly compensation increases; (b) a $0.6 million or 2.1%, increase in marketing costs as a result of increased advertising expenses associated with student leads and enrollment; and (c) a $5.2 million or 7.0% increase in administrative expenses, over the prior year.

The increase in marketing expenses during 2007 included a shift from television advertising to internet based initiatives and the re-launching of our website.  These initiatives increased student leads at a lower cost per lead.  Included in administrative expenses during the year are an upfront non-cash charge of $0.5 million incurred in connection with termination of certain lease agreements and a $0.6 million charge incurred in connection with severance payments related to the separation of employment of two executives.  The remainder of the increase in administrative expenses was attributable to a higher provision for bad debts in 2007 as compared to 2006. Bad debt expense, excluding FLA in 2007 increased $1.8 million from $14.9 million in 2006 to $16.7 million for the year ended December 31, 2007. This increase was due to higher accounts receivable balances throughout the year as compared to prior year, resulting from increased loans to our students.  The remainder of the increase in administrative expenses is due to yearly compensation increases to existing personnel and higher benefit costs during the year.

As a percentage of revenue, selling, general and administrative expenses increased to 49.5% for 2007 from 48.7% for 2006.

As a result of the above, our operating margin for the year ended December 31, 2007 decreased to 7.9% from 9.9% in 2006.

Net income from continuing operations for the year ended December 31, 2007 was $13.8 million, or $0.53 per diluted share, as compared to $17.1 million or $0.65 per diluted share for 2006.

Fourth Quarter 2007 Operating Performance

Revenues increased by $6.8 million, or 8.2%, to $90.3 million for the fourth quarter of 2007 from $83.5 million for the comparable period in 2006.  Revenues for the fourth quarter of 2007 were positively impacted by a 7.7% increase in student starts and an increase in our average population of 5.4%.    For the fourth quarter of 2007, our average population was 19,167 students compared to 18,193 students in the fourth quarter of 2006.

Our operating income for the fourth quarter of 2007 was $17.0 million, which represented a 1.2% decrease compared to the fourth quarter of 2006.  The reduction in operating income was due to increased investments in marketing during the fourth quarter of 2007 and severance related charges.

Educational services and facilities expenses increased by $1.7 million, or 5.3%, to $34.9 million for the fourth quarter of 2007 from $33.2 million in the fourth quarter of 2006.   Approximately $0.8 million of the increase in educational services and facilities was due to yearly compensation increases to our instructional staff, increases in books and tool expenses resulting from annual cost increases, and higher volumes of sales for books and tools.  The remainder of the increase is due to additional rent expense in the fourth quarter of 2007 due to our expanded campus facilities at our Rhode Island, Southwestern and Indianapolis campuses and higher depreciation expense during the year.  Educational services and facilities expenses as a percentage of revenues decreased to 38.7% for the fourth quarter of 2007 from 39.8% in the fourth quarter of 2006.

Our selling, general and administrative expenses for the fourth quarter of 2007 were $38.3 million, an increase of $4.8 million, or 14.6%, from $33.5 million for the fourth quarter of 2006.  Of this increase approximately $1.8 million relates to increases in advertising during the fourth quarter of 2007 as compared to the fourth quarter of 2006.  Administrative expenses during the quarter accounted for an additional $2.7 million of the increase.  Included in this increase is approximately $1.8 million in additional bad debt expense.  The increase in bad debt expense is primarily due to the increase in day’s sales outstanding to 25.1 days from 22.8 days in the fourth quarter of 2006.  This increase was due to higher accounts receivable balances throughout the year as compared to prior year, resulting from an increase in funding of loans to our students.  Included in administrative expenses for the fourth quarter of 2007 is a $0.6 million charge incurred in connection with severance payments related to the separation of employment of two executives.  The remainder of the increase in administration expenses as well as selling and general administrative expenses is due to yearly compensation increases and increases in the costs of employee benefits.

For the quarter ended December 31, 2007, our bad debt expense was 5.7% as compared to 3.9% for the same quarter in 2006.

As of percentage of revenue, selling, general and administrative expenses for the fourth quarter of 2007 increased to 42.4% from 40.1% for the fourth quarter of 2006.

As a result of the above, our operating margin for the fourth quarter of 2007 decreased to 18.8% from 20.6% in the fourth quarter of 2006.

Net income from continuing operations for the fourth quarter of 2007 was $9.6 million, or $0.37 per diluted share, as compared to $9.8 million, or $0.38 per diluted share, for the comparable period in 2006.

Balance Sheet

At December 31, 2007, we had $3.5 million in cash and cash equivalents, compared to $6.5 million at December 31, 2006. The reduction reflects our continued investment in our business.

At December 31, 2007, our stockholders’ equity was $162.5 million, compared to $151.8 million at December 31, 2006, with the increase resulting from net income for the period and stock-based compensation expense.

Student Metrics

	Three Months Ended			Year Ended
	December 31,			December 31,
	2006	2007	Growth	2006	2007	Growth

Student Starts	4,122	4,440	7.7%	22,581	24,185	7.1%
Average population	18,193	19,167	5.4%	17,397	17,687	1.7%
End of period population	16,598	18,013	8.5%	16,598	18,013	8.5%

Conference Call Today

Lincoln will host a conference call today at 10:00 a.m. Eastern Standard Time.  The conference call can be accessed by going to the IR portion of our website at www.lincolneducationalservices.com.  Participants can also listen to the conference call by dialing 866-800-8651 (domestic) or 617-614-2704 (international) and citing code 77951232. Please log-in or dial-in at least 10 minutes prior to the start time to ensure a connection. An archived version of the webcast will be accessible for 90 days at http://www.lincolneducationalservices.com. A replay of the call will also be available for seven days by calling 888-286-8010 (domestic) or 617-801-6888 (international) and citing code 83592369.

About Lincoln Educational Services Corporation

Lincoln Educational Services Corporation is a leading and diversified for-profit provider of career-oriented post-secondary education.  Lincoln offers recent high school graduates and working adults degree and diploma programs in five principal areas of study: automotive technology, health sciences, skilled trades, business and information technology and hospitality services.  Lincoln has provided the workforce with skilled technicians since its inception in 1946.  Lincoln currently operates 34 campuses in 17 states under five brands: Lincoln College of Technology, Lincoln Technical Institute, Nashville Auto-Diesel College, Southwestern College and Euphoria Institute of Beauty Arts and Sciences.  Lincoln had a combined average enrollment of approximately 17,687 students as of December 31, 2007.

Statements in this press release regarding Lincoln's business which are not historical facts may be "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in Lincoln's Form 10-K for the year ended December 31, 2006. All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

(Please see financial attachments.)

Contacts:
Investors:	Press or Media:
Chris Plunkett/Brad Edwards	Jennifer Gery
Brainerd Communicators, Inc.	Brainerd Communicators, Inc.
212-986-6667	212-986-6667

LINCOLN EDUCATIONAL SERVICES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
 (In thousands, except per share amounts)

	Three Months Ended December 31, (Unaudited)		Years Ended December 31,

	2007	2006	2007	2006

REVENUES	$90,294	$83,460	$327,774	$310,630
COSTS AND EXPENSES:
Educational services and facilities	34,960	33,217	139,500	129,311
Selling, general and administrative	38,321	33,452	162,396	151,136
Loss (gain) on sale of assets	-	(428)	(15)	(435)
Total costs and expenses	73,281	66,241	301,881	280,012
OPERATING INCOME	17,013	17,219	25,893	30,618
OTHER:
Interest income	31	121	180	981
Interest expense	(501)	(551)	(2,341)	(2,291)
Other income (loss)	1	2	27	(132)
INCOME BEFORE INCOME TAXES	16,544	16,791	23,759	29,176
PROVISION FOR INCOME TAXES	6,924	6,992	9,932	12,092
NET INCOME FROM CONTINUING OPERATIONS	$9,620	$9,799	$13,827	$17,084
Loss from discontinued operations, net of tax	-	(207)	(5,487)	(1,532)
NET INCOME	$9,620	$9,592	$8,340	$15,552

Earnings per share - Basic -
Earnings per share from continuing operations	$0.38	$0.39	$0.54	$0.67
Loss per share from discontinued operations	-	(0.01)	(0.21)	(0.06)
Net income per share	$0.38	$0.38	$0.33	$0.61

Earnings per share – Diluted -
Earnings per share from continuing operations	$0.37	$0.38	$0.53	$0.65
Loss per share from discontinued operations	-	(0.01)	(0.21)	(0.05)
Net income per share	$0.37	$0.37	$0.32	$0.60

Weighted average number of common shares outstanding:
Basic	25,598	25,440	25,479	25,336
Diluted	26,274	26,104	26,090	26,086

Other data:

EBITDA (1)	21,021	20,723	41,031	44,315
Depreciation and amortization	4,007	3,502	15,111	13,829
Number of campuses	34	34	34	34
Average enrollment	19,167	18,193	17,687	17,397
Stock based compensation	500	291	1,849	1,424

Selected Consolidated Balance Sheet Data: (In thousands)	December 31, 2007
Cash and cash equivalents	$3,502
Current assets	43,761
Working capital/(deficit)	(17,952)
Total assets	246,183
Current liabilities	61,713
Long-term debt and capital lease
Obligations, including current portion	15,378
Total stockholders’ equity	$162,467

(1) Reconciliation of Non-GAAP Financial Measures

EBITDA is a measurement not recognized in financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  We define EBITDA as income from continuing operations before interest expense (net of interest income), provision for income taxes and depreciation and amortization.  EBITDA is presented because we believe it is a useful indicator of our performance and our ability to make strategic acquisitions and meet capital expenditure and debt service requirements.  It is not, however, intended to represent cash flows from operations as defined by GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity.  EBITDA is not necessarily comparable to similarly titled measures used by other companies.  Following is a reconciliation of income from continuing operations to EBITDA:

	Three Months Ended December 31, (Unaudited)		Years Ended December 31,

	2007	2006	2007	2006

Income from continuing operations	$9,620	$9,799	$13,827	$17,084
Interest expense, net	470	430	2,161	1,310
Provision for income taxes	6,924	6,992	9,932	12,092
Depreciation and amortization	4,007	3,502	15,111	13,829
EBITDA	$21,021	$20,723	$41,031	$44,315

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